EXHIBIT 10.01
LICENSE AGREEMENT

TOC

I	PARTIES	1
II	EXPRESS TERMINATION AND ABANDONMENT	2
III	BACKGROUND	2
IV	DEFINITIONS	2
V	LICENSE GRANTS	3
VI	PAYMENTS AND ROYALTIES	3
VII	LICENSOR'S TECHNICAL SUPPORT OBLIGATIONS	3
VIII	RECORDS AND PAYMENTS	5
IX	ENHANCEMENTS AND MODIFICATIONS	6
X	TERM AND TERMINATION	6
XI	WARRANTY AND DISCLAIMER	7
XII	INDEMNITY	7
XIII	CONFIDENTIAL INFORMATION	8
XIV	PATENT MARKING	9
XV	ASSOCIATED TRADEMARK RIGHTS	9
XVI	PATENT ENFORCEMENT	9
XVII	PRODUCT DEVELOPMENT AND MARKETING	9
XVIII	QUALITY ASSURANCES	9
XIX	GENERAL PROVISIONS	10

I PARTIES

This Agreement (hereinafter referred to as the “AGREEMENT” or the “LICENSE AGREEMENT”) is entered into by EVEREST WATER LTD, having a mailing address of: P.O. Box N-9609 Maude Beatrice House 35 Village Road Nassau, Bahamas, (hereinafter “LICENSOR”), and WATERPURE INTERNATIONAL, INC., having a mailing address at: 525 Plymouth road, suite 310, Plymouth Meeting, PA 19462 USA (hereinafter “LICENSEE”).

II EXPRESS TERMINATION AND ABANDONMENT

a)	This agreement shall supercede all previous agreements between WATERPURE INTERNATIONAL, INC., and EVEREST WATER LTD. All previous agreements will be null and void.

III BACKGROUND

a)
LICENSOR has developed a new concept for a water making machine.  LICENSOR has filed for a United States Patent No. Serial Number 11/221,075 filed September 6, 2005, claiming priority over US Provisional application 60/607,369  filed September 3, 2004 now issued patent US 7,272,947. LICENSOR has entered into discussions with LICENSEE to determine whether the parties wish to enter into a business relationship that would allow LICENSEE to commercialize LICENSOR’s concept for a water making machine; and

b)	LICENSEE and LICENSOR have agreed to LICENSEE’S commercialization of such concept on the terms and conditions of this AGREEMENT;

c)	Where LICENSEE and LICENSOR have executed previous agreements, this AGREEMENT supercedes all previous agreements and all previous agreements are null and void.

NOW, THEREFORE, IN MUTUAL CONSIDERATION of rights to intellectual property and royalties paid exchanged between LICENSEE and LICENSOR, the receipt and sufficiency of which is hereby acknowledged by the both parties, and other good and valuable consideration, the parties hereto agree as follows.

IV DEFINITIONS

a)
The term "INVENTION" shall mean the water making machine as described in the a United States Patent Number US 7,272,947 issued filed September 6, 2005 and isued on September 27, 2007, claiming priority over US Provisional application 60/607,369  filed September 3, 2004, foreign patents claiming priority thereon and any IMPROVEMENTS thereon or modifications thereto developed by LICENSOR as a sole or co-inventor or invented pursuant to Section IX during the term of this AGREEMENT, including, without limitation, any replacement products that are staple items or proprietary in nature for the operation and maintenance or expanding the functionality of the water-making device.  Irrespective of the scope of the patent, the term “INVENTION” is limited to devices for potable water for human consumption.

b)	The term “LICENSED PATENT” shall mean US patent 7,272,947 and any U.S. or foreign patent held by the LICENSOR that covers the INVENTION.

c)	The term “LICENSED PATENT RIGHTS” shall include the rights granted pursuant to the LICENSED PATENT(s).

d)
The term “LICENSED KNOW HOW” shall include any intellectual property owned by LICENSOR, including trade secrets, copyrights, methods of manufacture, and methods of use, related to the making, using, and/or selling of the INVENTION and which is not claimed in a LICENSED PATENT and includes, for greater certainty, LICENSOR’S CONFIDENTIAL INFORMATION.

e)
The term “LICENSED PRODUCT” shall mean any water producing device that extracts water from the air and that is within the scope of any claim in any of the LICENSED PATENT(s) or made pursuant to the LICENSED KNOW HOW or otherwise derived from the INVENTION.

f)
The term "IMPROVEMENT" or “IMPROVEMENTS” shall mean technology created during the term of this AGREEMENT that, when made, used, or sold, would necessarily infringe the LICENSED PATENT RIGHTS granted by the LICENSED PATENT(s) issued or applied for on the EFFECTIVE DATE of this AGREEMENT but for the LICENSE granted under this AGREEMENT, and TECHNOLOGY derived form the LICENSED PRODUCT that may not directly infringe such rights but which enhances the functionality of the LICENSED PRODUCT.

g)	The term "PARTS" shall mean components used to create the LICENCED PRODUCT.

h)
The term “GROSS SALES” shall mean the total of the actual payments hereof from the LICENSEE to the LICENSEE’s manufacturer for purchase of the the LICENSED PRODUCT and PARTS to be sold by LICENSEE or any of LICENSEE’s affiliates, related companies, joint ventures or other individuals or entities related to LICENSEE selling the LICENSED PRODUCT.  If LICENSEE manufactures LICENSED PRODUCT and PARTS themselves, “GROSS SALES” shall mean the total of the actual payments hereof received by LICENSEE for LICENSED PRODUCT and PARTS.  Any product that is directly retailed at retail price, royalties will be paid on the standard wholesale price of such sold product.

i)
The term "CONFIDENTIAL INFORMATION" shall mean any and all information proprietary to one of the parties hereto, whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection or protected as an unpublished or published work under the United States Copyright Act of 1976, as amended. CONFIDENTIAL INFORMATION includes, but is not limited to, information relating to research and development, inventions, discoveries, IMPROVEMENTS, methods and processes, know-how, algorithms, compositions, works, concepts, designs, ideas, prototypes, writings, notes and patent applications, and to business plans, financial matters, products, services, manufacturing processes and methods, costs, sources of supply, strategic marketing plans, customer lists, sales, profits, pricing methods, personnel and business relationships.  CONFIDENTIAL INFORMATION shall not include any information that (i) was already known to the receiving party prior to its relationship with the disclosing party, as established by written records; (ii) becomes generally available to the public other than as a result of the receiving party’s breach of this AGREEMENT; (iii) is furnished to the receiving party by a third party who is lawfully in possession of such information and who may lawfully convey such information; or (iv) subsequently developed by the receiving party independently of the information received from the disclosing party, as established by the receiving party’s written records.  For purposes of this definition, the phrase "receiving party" shall be deemed to include any affiliates of LICENSEE and LICENSOR.

j)
"TECHNOLOGY" shall mean that part of LICENSOR’s CONFIDENTIAL INFORMATION that consists of know-how, technical information and inventions (whether or not patentable) which are necessary and useful for making and designing the LICENSED PRODUCT which may utilize the LICENSED PATENT and includes design specifications, drawings, operating procedures, utilities requirements, and information and technical data on mechanical testing and performance testing. LICENSOR’s CONFIDENTIAL INFORMATION constituting TECHNOLOGY shall be so marked if communicated in writing or if communicated orally or by non-written means (e.g. product samples) so stated at the time of communication and confirmed in writing within 30 days.

k)
The terms "NOTICE" and "NOTIFY" require that the party giving notice or any other communication required under this Agreement deposit a copy of such notice or communication in the U.S. mails via registered or certified mail, or email return receipt requested, properly addressed to the other party at its address of record set forth in Section I of this Agreement.  Either party may change to a new address of record by NOTIFYING the other party in writing pursuant to this provision on notice.  If such notice is given by the U.S. mails as indicated above, the date of giving notice shall be the date on which the mail is received, or five (5) days after the communication is deposited in the U.S. mail, whichever occurs earlier.  The Post Office return receipt showing the date of such delivery shall give prima facie evidence of delivery.  If notice is given in any manner other than specified above, then the date of giving of such notice shall be the date upon which such notice is actually received by the other party.

l)	All dollar payments expressed herein are US dollars.

V LICENSE GRANTS

a)
LICENSOR hereby grants LICENSEE a nonexclusive license (the “LICENSE”) under the LICENSED PATENT RIGHTS and the LICENSED KNOW HOW to allow LICENSEE to make, manufacture, have made or manufactured by others, assemble, commercialize, use, distribute and sell the LICENSED PRODUCT.

b)
The license is granted for worldwide use in any jurisdiction where there is patent protection. The Licensee also agrees to pay the same royalties in countries where there is no patent protection based on the Know How of the Licensor.

VI PAYMENTS AND ROYALTIES

a)
LICENSEE shall pay to LICENSOR a licensing fee of Five Hundred Thousand Dollars US ($500,000 US) pursuant to Schedule C attached herewith which is a part of this AGREEMENT.  LICENSOR has the option of purchasing PARTS from LICENSEE at the lowest wholesale rate that LICENSEE sells to any of its own manufacturing facilities, distributors, subsiduarys or JV partners.

b)
LICENSEE shall pay to LICENSOR a royalty of five percent (5%) of the GROSS SALES (manufactor’s selling price) for each year of the term of this AGREEMENT.  The royalties payable by LICENSEE commencing on the Effective Date of this AGREEMENT until the expiry or earlier termination of this AGREEMENT shall be a minimum royalty of:

1. Year one	minimum $30,000
2. Year two	minimum $40,000
3. Year three	minimum $50,000
4. Year four	minimum $75,000; and
5. Each year after fouth year	minimum $100,000.

For the purposes of this Section VI, each aforementioned year is calculated from the Effective Date of this AGREEMENT.

VII LICENSOR’S TECHNICAL SUPPORT OBLIGATIONS

a)	LICENSOR shall notify LICENSEE sufficiently in advance of,

(i) The introduction of any new LICENSED PRODUCT;

(ii) Each IMPROVEMENT or modification to be made to an existing LICENSED PRODUCT; and

(iii) any new or modified tool, equipment or material requirement relating to or arising from the introductionof any new LICENSED PRODUCTS or the modification or IMPROVEMENT of existing LICENSED PRODUCTS, so as to enable LICENSEE to adjust its inventory holdings and schedule of production accordingly and otherwise prepare for the introduction of new and modified LICENSED PRODUCTS.

b)
LICENSOR shall provide to LICENSEE all information and documents regarding the LICENSED PRODUCTS including, without limitation, information concerning any equipment or other apparatus, process, formula or technique in respect thereof that is required in order to enable LICENSEE to manufacture the LICENSED PRODUCTS properly and efficiently and otherwise exercise its rights and perform its obligations under this AGREEMENT.

c)
Without restricting subsection (b), during the term of this AGREEMENT, LICENSOR shall send to LICENSEE the services of a technician and/or another skilled person (“SKILLED INDIVIDUAL”) as may reasonably be required and requested by LICENSEE in order to instruct and supervise the workforce of LICENSEE in the assembly of the LICENSED PRODUCTS and the manufacture of their component parts, provided that while such SKILLED INDIVIDUAL is so engaged LICENSEE shall bear all costs, benefits, travel, living expenses and a prepaid $2,000 per week cash allowance of such SKILLED PERSONS in the course of such engagement. At any time after the first anniversary of this AGREEMENT, any travel requests by LICENSEE in respect of SKILLED INDIVIDUAL for locations outside of North America shall be addressed at the discretion of the SKILLED INDIVIDUAL themselves for reasonable safety concerns.

d)
LICENSOR shall advise and assist LICENSEE in the establishment and installation of its production facilities and plant, the design and selection of its equipment, and its sources of supply including, without limitation, its methods and sources of procurement of the parts and materials for the manufacture and assembly of the LICENSED PRODUCTS and the manufacture of their component parts.

VIII RECORDS AND PAYMENTS

a)	LICENSEE shall keep accurate records and books of account showing the GROSS SALES of all LICENSED PRODUCTS including PARTS.

b)
Within five (5) days after the last day of each quarter of each year of the term of this AGREEMENT, LICENSEE shall render written reports to LICENSOR stating in each report the GROSS SALES for the reporting period associated therewith.  The LICENSED PRODUCT shall be considered sold when billed out or when paid for, whichever occurs last.  Royalties that are paid on items that are subsequently returned shall either be refunded to LICENSEE or offset against LICENSEE’s royalty obligations under this AGREEMENT, whichever the parties shall agree. Within twenty (20) days after the first day of January, April, July, and October of each calendar year of the term of this AGREEMENT, LICENSEE shall pay the required royalties to LICENSOR for the immediately preceding period as determined in accordance with Section VI.

c)
Any Certified Public Accountant or royalty audit professionals reasonably acceptable to LICENSEE shall be given access to such records and books at reasonable locations during normal business hours upon three (3) days notice by LICENSOR.

d)
LICENSOR shall have the right to engage in a royalty audit at LICENSOR’s expense.  Such royalty audit is to be administered pursuant to subsection (c) of this Section, or on such other terms as may be mutually agreed by LICENSEE and LICENSOR.  If the results of the royalty audit are such that LICENSEE owes LICENSOR royalties greater than the amount of royalties paid by LICENSEE to date, LICENSEE shall make such additional payments within five (5) days after such determination.  If the amount of such required payments is greater than five percent (5%) of the total amount of royalties paid to such date by LICENSEE, the cost of the royalty audit shall be paid by LICENSEE.

e)
LICENSEE shall provide to LICENSOR a complete list of part suppliers and costing per each individual part, including all discounts or benefits of any kind.  Such list is to be updated quartly and delivered to LICENSOR pursuant to section XIX(f).

IX ENHANCEMENTS AND MODIFICATIONS

a)
During the term of this AGREEMENT, any and all IMPROVEMENTS relating to the LICENSED PRODUCTS that may be developed by LICENSOR (or by another, such as an employee, whose rights in the TECHNOLOGY with respect to the LICENSED PRODUCTS belong to LICENSOR) shall become part of the PATENT RIGHTS without any additional royalty or cost to LICENSEE and shall be subject to all the terms and conditions to this AGREEMENT.

b)
Any and all IMPROVEMENTS which are made by LICENSEE (or by another, such as an employee, whose rights in the TECHNOLOGY relating to the LICENSED PRODUCTS and the manufacturing thereof shall belong to LICENSEE), shall be assigned to LICENSOR and shall also become part of the PATENT RIGHTS and be subject to all the terms and conditions to this AGREEMENT.  Upon termination of this AGREEMENT, the rights and all such IMPROVEMENTS shall (as part of the PATENT RIGHTS) revert to LICENSOR, and LICENSEE shall transfer all of LICENSEE’s information and knowledge with respect to such improvements to LICENSOR.

X TERM AND TERMINATION

a)	The EFFECTIVE DATE of this AGREEMENT is the date on which this AGREEMENT has been signed by both parties and all payments due as per Schedule C section 1(a) have been paid.

b)
This AGREEMENT shall remain in full force and effect until the expiration of the last surviving LICENSED PATENT, the cessation of prosecution of the last U.S. or foreign patent application, or the last incurrence of litigation-related expenses pertaining to or derived from the INVENTION, whichever shall occur last, unless the AGREEMENT is sooner terminated by the parties.

c)
In addition, either party shall have the right to terminate this AGREEMENT in the event that there is a material breach by the other party, this termination being accomplished as follows.  In the event that one party breaches this AGREEMENT, the aggrieved party must notify the breaching party of the aggrieved party's intent to terminate this AGREEMENT, specifying the alleged breach.  If the breaching party does not remedy the breach within fifteen (15) days of such notice of intent to terminate, the aggrieved party can then terminate this AGREEMENT by giving notice of termination.  However, if the breaching party remedies the breach within the fifteen (15) day period after notice of intent to terminate, then the AGREEMENT shall remain in full force and effect.

d)
Either party shall have the right to immediately terminate this AGREEMENT by giving written notice to the other party in the event that the other party files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if the other party discontinues or dissolves its business or if a receiver is appointed for the other party or for the other party's business and such receiver is not discharged within sixty (60) days.

In the event that this AGREEMENT is terminated for any reason, LICENSEE shall have six (6) months to wind up operations under the terms of this AGREEMENT, after which LICENSEE agrees to make no further use of the LICENSED PATENT(s) and shall no longer directly or indirectly make, use, or sell any LICENSED PRODUCT that infringes the LICENSED PATENT RIGHTS or misappropriates the LICENSED KNOW HOW.

XI WARRANTY AND DISCLAIMER

a)	LICENSOR’s Warranty. LICENSOR represents and warrants to, and covenants with, as the case may be, LICENSEE that:

i.
LICENSOR represents its belief that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the sole right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to Licensee except as stated herein.;

ii.	LICENSOR is able to license the LICENSED PATENT RIGHTS for purposes of this AGREEMENT;

iii.	The TECHNOLOGY to be furnished to LICENSEE under this AGREEMENT is current, accurate and sufficiently complete to enable LICENSEE to make proper use thereof for the purposes of this AGREEMENT; and

iv.
LICENSOR will not sell, assign, convey or transfer any of the LICENSED PATENTS to any third party without a concurrent assignment of this AGREEMENT to, and the assumption of LICENSOR’s obligations hereunder by, such third party.

b)	LICENSEE’S Warranty. LICENSEE represents and warrants to LICENSOR that

i.
LICENSEE is a corporation duly incorporated and in good standing and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into and fulfill its obligations under this AGREEMENT;

ii.	It has not made, and will not make, any commitments to others inconsistent with, or in derogation of, any such rights it has under this AGREEMENT; and

iii.
Any LICENSED PRODUCTS that are manufactured under this AGREEMENT by LICENSEE which are not free from defects in material and workmanship for a period of one year from the date of sale shall be replaced without charge to LICENSEE’s customers.

XII INDEMNITY

a)
Indemnification by LICENSOR.  LICENSOR shall indemnify and hold LICENSEE and each of LICENSEE’s directors, officers, employees, agents and affiliates harmless from and against any and all claims, actions, suits, proceedings, losses, damages and expenses (including, without limitation, reasonable attorneys, consultants and experts fees) (collectively, "Claims") arising out of or relating to:

i.	Any inaccuracy or breach of LICENSOR’s warranties or representations, as set forth in section XII

b)	Indemnification by LICENSEE. LICENSEE shall indemnify and hold LICENSOR harmless from and against any and all Claims arising out of or relating to:

i.	Any inaccuracy or breach of LICENSEE’s representations, warranties, covenants or other obligations hereunder; or

ii.
The design, manufacture, marketing, distribution, sale or use of any LICENSED PRODUCTS by LICENSEE or its agents or any (A) product liability claims, (B) claims of personal injury, death or property damage, (C) claims made under any guaranties made or warranties given (in either case, whether expressed or implied) with respect to such LICENSED PRODUCTS or (D) any similar or other claim based on strict liability, negligence or warranty (whether expressed or implied), to the extent that such claims are caused or contributed by the acts or omissions (including negligence) of LICENSEE;

iii.
Any modifications to the LICENSED PRODUCTS made by the  LICENSEE or its agents that result in any (A) product liability claims, (B) claims of personal injury, death or property damage, (C) claims made under any guaranties made or warranties given (in either case, whether expressed or implied) with respect to such LICENSED PRODUCTS or (D) any similar or other claim based on strict liability, negligence or warranty (whether expressed or implied).

c)
Indemnification Procedures.  In the event that any Claim is made as a result of which a party or any of its directors, officers, employees or agents (collectively, an "Indemnified Party") may become entitled to indemnification by the other party ("Indemnifying Party") the Indemnifying Party shall, at its expense, assume the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party.  Promptly upon becoming aware of such Claim, such party shall give the other party notice thereof; provided, however, that the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced by such omission.  Any settlement of any Claim shall require the mutual consent of the Indemnifying Party and the Indemnified Party and shall include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such Claim.  Notwithstanding the Indemnifying Party’s assumption of the defense of such Claim, the Indemnified Party shall, at its expense, have the right to employ separate counsel and to participate in the defense of such Claim.

d)	Each party is responsible for obtaining their own product liability insurance.

XIII CONFIDENTIAL INFORMATION

The parties acknowledge that during the course of their performance under this AGREEMENT, each party may acquire CONFIDENTIAL INFORMATION of the other party.  Each party agrees to take reasonable steps but in no event less stringent than the steps it uses to protect its own CONFIDENTIAL INFORMATION to protect such CONFIDENTIAL INFORMATION and further agrees that it shall not: (i) use such CONFIDENTIAL INFORMATION except as required in the normal and proper course of performing under this AGREEMENT; e.g. disclosing only to those employees having a need to know or (ii) disclose such CONFIDENTIAL INFORMATION to a third party except as may be required under applicable law without, in each case, obtaining the prior written approval of the other party.  The foregoing restrictions shall continue to apply after the expiration or termination of this AGREEMENT, regardless of the reason for such expiration or termination, and shall continue to apply for so long as the confidential nature of such information is maintained.  All CONFIDENTIAL INFORMATION is, and shall remain, the property of the party which supplied it.  Each party shall take reasonable steps to mark its CONFIDENTIAL INFORMATION with appropriate legends, provided however, that the failure to mark such CONFIDENTIAL INFORMATION shall not relieve the other party of its obligations hereunder.

XIV PATENT MARKING

LICENSEE shall affix the appropriate patent notices to the LICENSED PRODUCTS or in connection with the product in accordance with the applicable laws of the United States and/or any foreign countries in which patent coverage is sought and/or obtained.

LICENSEE must prominently display upon the LICENSED PRODUCT “Manufactured under license from Everest Water US Patent 7,272,947 and other patents pending.”

XV ASSOCIATED TRADEMARK RIGHTS

Any trademark rights developed by LICENSEE while commercializing the invention are solely the property of LICENSEE and shall remain the sole property of LICENSEE during and after the term of this AGREEMENT.  LICENSEE must brand the LICENSED PRODUCTS with their own trademark brand that is not confusingly similar with any of the brands as listed in Schedule A.

XVI PATENT ENFORCEMENT

a)
LICENSOR prohibits LICENSEE the right to enforce the LICENSED PATENT RIGHTS against third parties which make, use, or sell PRODUCT that is not LICENSED PRODUCT.  The decision whether to enforce the LICENSED PATENT RIGHTS against such third parties is within the sole discretion of LICENSOR. If the LICENSOR does not defend the LICENSED PATENT RIGHTS the LICENSEE has the rights to defend against such actions with all costs, fees and losses associated with this action, along with all legal fees to be deducted from the payments remaining. If LICENSOR attempts to enforce the patent rights against a third party, both parties agree to cooperate fully in such enforcement efforts as long as this AGREEMENT is in effect.

b)
If, during the term of this AGREEMENT, either party becomes aware of PRODUCT being sold that is not LICENSED PRODUCT, that party must notify the other party of the existence and, if known, the manufacturer of such PRODUCT.   LICENSOR will aggressivley enforce the patent rights where if it is determined by a qualified patent attorney that a product made used or sold in the territory of any of the LICENSED PATENTS literall infringe then LICENSOR will take steps to notify the infringing party and take appropriate measures to cease the infringement.  If LICENSOR can not afford to pursue litigation, then LICENSEE may assist LICENSOR with funding of litigation.

c)	Any financial benefits obtained through actions to enforce the LICENSED PATENT RIGHTS shall be the property of the parties in proportion to the amount spent enforcing the LICENSED PATENT RIGHTS.

XVII PRODUCT DEVELOPMENT AND MARKETING

LICENSOR agrees to cooperate with LICENSEE’s efforts to develop and market LICENSED PRODUCT, including cooperating with the development of methods of manufacture and use of the LICENSED PRODUCT and transmitting to LICENSEE any LICENSED KNOW HOW relating to the manufacture and use of the LICENSED PRODUCT.

XVIII QUALITY ASSURANCES

a)
Samples. LICENSEE shall, prior to LICENSEE’s manufacture, distribution, or sale of the LICENSED PRODUCTS, submit to LICENSOR at LICENSEE’s expense, the design and manufacturing processes it intends to use in the manufacture of the LICENSED PRODUCTS.  LICENSEE shall not commence the manufacture of the LICENSED PRODUCTS unless and until LICENSOR shall have reviewed and approved such design and manufacturing processes. LICENSOR shall indicate his approval or disapproval within 14 days of receipt and any rejection of approval shall be accompanied with a specific identification of all items found to be unsatisfactory and a clear explanation of the steps or changes that LICENSEE must take in order to obtain approval.  If LICENSOR does not indicate his approval or disapproval within 14 days of receipt, his approval shall be deemed granted.  The licensee shall sumbmit the first unit built to the Lisensor for inspection and approval.  From time to time LICENSOR may request and LICENSEE agrees to furnish LICENSOR a sample of the LICENSED PRODUCTS for inspection.

XIX GENERAL PROVISIONS

a)	Jurisdiction. This AGREEMENT shall be construed and performance governed by the laws of the Bahamas, and the parties agree that jurisdiction and venue shall lie in the courts of the Bahamas.

b)
Severance.  In the event that any of the terms of this AGREEMENT shall be construed to be void and unenforceable, such terms and conditions shall be considered as severable from this AGREEMENT, and the remaining terms and conditions shall remain in effect.

c)
No Partnership.  Nothing contained in this AGREEMENT shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.  However, for purposes of patent protection any co-inventorship between the parties shall be commonly assigned to LICENSOR in accordance with this Agremeent.

d)
Successors.  Each and all of the provisions of this AGREEMENT shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise specifically provided in this AGREEMENT, their respective successors and permitted assigns.

e)
Parole Evidence.  This AGREEMENT contains the entire AGREEMENT between the parties and supersedes any prior and/or contemporaneous agreements, arrangements, negotiations, and understandings between the parties relating to the subject matter of the present AGREEMENT.  Further, the parties agree that there are no understandings, statements, promises, or inducements, oral or otherwise, contrary to the terms of this AGREEMENT.

f)
Delivery of Material; Notices.  Materials required to be delivered to any party hereunder shall be delivered to the address given below for such party. Any notice, accounting statement, consent, approval or other communication under this AGREEMENT shall be in writing and shall be considered given: (i) upon personal delivery or delivery by telecopier or email (with confirmation of receipt by receiver), (ii) 2 business days after being deposited with an "overnight" courier or "express mail" service, or (iii) seven business days after being mailed by registered or certified first class mail, return receipt requested, in each case addressed to the notified party at its address set forth below (or at such other address as such party may specify by notice to the other delivered in accordance with this section):

If to LICENSOR:	If to LICENSEE
Everest Water Ltd P.O. Box N-9609 Maude Beatrice House 35 Village Road Nassau, Bahamas Email: rae@everestwater.com	WaterPure International, Inc. 525 Plymouth road, suite 310, Plymouth Meeting, PA 19462 USA Email: psl@waterpureinternational.com

g)
Confidentiality of this AGREEMENT.  Except as required by order of a court or government agency of competent jurisdiction, this AGREEMENT and its provisions shall be considered CONFIDENTIAL INFORMATION.  LICENSOR and LICENSEE shall jointly develop and agree upon any press releases or other public statements to the media to be released upon or after execution of this AGREEMENT.

h)
Authorization and Ability to Execute.  Each signatory to this AGREEMENT represents and warrants that he possesses all necessary capacity and authority to act for, sign and bind the respective entity or person on whose behalf he is signing.

i)
Force Majeure.  No party hereto shall be responsible for failure to observe or perform its obligations under this AGREEMENT if such failure is due to act of God, war, warlike hostility, civil commotion, riot, strike, governmental orders or restriction, failure of governmental license to issue, sabotage, labor trouble or any other causes which are beyond reasonable control of the party so affected.  The party so affected shall promptly give the other party reasonably detailed notice of the cause of such failure and probable extent of continuance of such cause and use reasonable efforts to avoid or remove such cause. Whenever such cause is removed, such party shall resume and complete performance as soon as practicable.

AS EVIDENCE OF THIS AGREEMENT THE PARTIES HAVE SIGNED THIS AGREEMENT:

EVEREST WATER LTD

Per:

____________________                                                                           ______________________
(Authorized Signatory)                                                                Date

____________________
PRINT NAME

WATERPURE INTERNATIONAL, INC.

Per:

____________________                                                                           ______________________
(Authorized Signatory)                                                                Date

____________________
PRINT NAME

Schedule A

List of Trademarks

1.	Everest
2.	Everest Water
3.	Everest Springs
4.	Everest Mist
5.	Everest International
6.	Water Maker
7.	Yeti
8.	Yeti Water
9.	Water Factory

Schedule B

PCT Contracting States of which foreign patent applications have been applied for claiming priority upon the LICENSED PATENT

Name of State followed by Country Code	Date on which State became bound by the PCT*
Austria AT	23 April 1979
Brazil BR	9 April 1978
Canada CA	2 January 1990
China CN	1 January 1994
India IN 1	7 December 1998
Mexico MX	1 January 1995
Republic of Korea KR	10 August 1984
United Arab Emirates AE	10 March 1999
Viet Nam VN	10 March 1993

Name of Region for Regional Patent Applications
European Patent Application

Schedule C

Everest Water, Ltd.

Term Sheet

The following sets forth the material terms by which Everest Water, Ltd. (“Licensor”) shall license to WaterPure International, Inc., (“Licensee”) the rights to commercialize Licensor’s patented water making machine on a non-exclusive basis.

1.  The LICENSEE shall pay to the LICENSOR a licensing fee of Five Hundred Thousand Dollars US ($500,000 US).

a)	Whereas $102,000 dollars have been paid to date and is herby acknowledged as a part of the licensing fee. On March 5, 2010 a payment of $6,000 is hereby due.

b)	Payout Plan for the remainder of the licensing fee beginning April 1, 2010 for non refundable payments to complete the up front payment:

$2500 per month for 6 months	= $15,000
$3000 per month for 6 months	= $18,000
$10,000 per month for 6 months	= $60,000
$70,000 per quarter for 4 quarters	= $280,000
$19,000 final payment	= $19,000

Total elapsed time:	33 months

Total of all payments	$500,000

2)  The LICENSEE shall pay to the LICENSOR an ongoing 5% royalty on all AWG products sold in all countries worldwide.

a)
Product sold to ____V.E.C.____ distributor in the country of Mexico shall be at a reduced royalty rate of 2%. This reduced rate applies only to product that is sold to the aforementioned distributor in Mexico with the intention of being resold in the country of Mexico. The reduced rate shall not apply to any other distributor. The reduced rate shall not apply to any product manufactured in Mexico.